Exhibit 4.2

DESCRIPTION OF OUR COMMON SHARES
The following is a description based on relevant portions of Delaware law and on Ares Strategic Income Fund’s (the “Fund,” “we,” “us” or “our”) Fourth Amended and Restated Declaration of Trust (as such may be amended and restated from time to time, the “Declaration of Trust”) and Second Amended and Restated Bylaws (as such may be amended and restated from time to time, the “bylaws”), each of which is filed as an exhibit to our Annual Report on Form 10-K (the “Annual Report”) of which this Exhibit 4.2 is a part. This summary is not necessarily complete, and we refer you to Delaware law, our Declaration of Trust and our bylaws for a more detailed description of the provisions summarized below.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report.

General
The terms of the Declaration of Trust authorize an unlimited number of Common Shares of any class, par value $0.01 per share (“Common Shares”), and an unlimited number of shares of preferred shares, par value $0.01 per share.
The Declaration of Trust provides that the board of trustees may classify or reclassify any unissued Common Shares into one or more classes or series of Common Shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for our Common Shares, and we can offer no assurances that a market for our Common Shares will develop in the future. We do not intend for our Common Shares to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Common Shares. No shares have been authorized for issuance under any equity compensation plans. Under the terms of our Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any common shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Fund’s assets or the affairs of the Fund by reason of being a shareholder.
None of our Common Shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Fund or potential liabilities associated with ownership of the security (not including investment risks). In addition, except as may be provided by the board of trustees in setting the terms of any class or series of Common Shares, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.
Common Shares
Under the terms of our Declaration of Trust, all of our Common Shares have equal rights as to voting and at the time of issuance, are duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our Common Shares if, as and when authorized by our board of trustees and declared by us out of funds legally available therefore. Except as may be provided by our board of trustees in setting the terms of classified or reclassified shares, our Common Shares have no preemptive, exchange, conversion, appraisal or redemption rights and will be freely transferable, except where their transfer is restricted by federal or state securities laws or by contract and except that, in order to avoid the possibility that our assets could be treated as “plan assets,” we may require any person proposing to acquire Common Shares to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of shares of such shares or redeem any outstanding shares for such price and on such other terms and conditions as may be determined by or at the direction of the board of trustees. In the event of our liquidation, dissolution or winding up, each share of our Common Shares would be entitled to share pro rata in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of our Common Shares is entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the board of trustees in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of our Common Shares possess exclusive voting power. There is no cumulative voting in the election of trustees. Each trustee will be elected by a majority of the votes cast with respect to such trustee’s election. Pursuant to our Declaration of Trust, our board of trustees may amend the bylaws to alter the vote required to elect trustees.
Class S Shares
No upfront selling commissions are paid for sales of any Class S shares, however, if an investor purchases Class S shares from certain selling agents, they may directly charge the investor transaction or other fees in such amount as they may determine, provided that selling agents limit such charges to a 3.5% cap on NAV for Class S shares.

We pay the Intermediary Manager selling commissions over time as a shareholder servicing and/or distribution fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares, including any Class S shares issued pursuant to our distribution reinvestment plan. The shareholder servicing and/or distribution fees are paid monthly in arrears. The Intermediary Manager reallows (pays) all or a portion of the shareholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing shareholder services performed by such brokers, and will waive shareholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services.
Class S shares are available through brokerage and transactional-based accounts.
Class D Shares
No upfront selling commissions are paid for sales of any Class D shares, however, if an investor purchases Class D shares from certain selling agents, they may directly charge the investor transaction or other fees in such amount as they may determine, provided that selling agents limit such charges to a 1.5% cap on NAV for Class D shares.
We pay the Intermediary Manager selling commissions over time as a shareholder servicing and/or distribution fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares, including any Class D shares issued pursuant to our distribution reinvestment plan. The shareholder servicing and/or distribution fees are paid monthly in arrears. The Intermediary Manager reallows (pays) all or a portion of the shareholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing shareholder services performed by such brokers, and will waive shareholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services.
Class D shares are generally available for purchase in the Offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/brokerage platforms at participating broker-dealers, (4) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) other categories of investors that we name in an applicable filing related to offering such shares with the SEC.
Class I Shares
No upfront selling commissions or shareholder servicing and/or distribution fee is paid for sales of any Class I shares.
Class I shares are generally available for purchase in the Offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by institutional accounts as defined by FINRA Rule 4512(c), (3) through bank-sponsored collective trusts and bank-sponsored common trusts, (4) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (5) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers Class I Shares, (6) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from the Fund or from the Intermediary Manager, (7) by the Fund’s officers and trustees and their immediate family members, as well as officers and employees of Ares and their immediate family members, (8) by participating broker-dealers and their affiliates, including their officers, directors, employees and registered representatives, as well as the immediate family members of such persons, as defined by FINRA Rule 5130, (9) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers, and (10) by any other categories of purchasers that we name in an applicable filing related to offering such shares with the SEC. In certain cases, where a holder of Class S or Class D shares exits a relationship with a participating broker for the Offering and does not enter into a new relationship with a participating broker for such Offering, such holder’s shares may be exchanged into an equivalent NAV amount of Class I shares.
Exchange of Common Shares Between Classes
Assuming the exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange and the Fund has received proper instruction from the financial intermediary to effect such exchange and consents to such exchange, (i) a financial intermediary may, in its discretion, determine to exchange a shareholder’s Common Shares at such shareholder’s request and (ii) in certain cases, where a holder of Class S shares or Class D shares is no longer eligible to hold such class of shares based on the shareholder’s arrangements with its financial intermediary, (a) such holder’s Class S shares may be exchanged into an equivalent net asset value amount of Class D shares or Class I shares and (b) such holder’s Class D shares may be exchanged into an equivalent net asset value amount of Class I shares.
A shareholder may be permitted to exchange Common Shares between classes of shares of the Fund, provided that, among other things: (1) the shareholder’s aggregate investment would have met the minimum initial investment requirements in the applicable class at the time of purchase and continues to meet those requirements; (2) the Common Shares are otherwise available for offer and sale; and (3) the investment meets all other requirements for investing in the applicable class. When an individual shareholder cannot meet the minimum initial investment requirements of the applicable class, exchanges of Common Shares from one class to the applicable class may be permitted if such shareholder’s investment is made by an intermediary that has discretion over the account and has invested other clients’ assets in the Fund, which when aggregated together with such investor’s investment, meet the minimum initial investment requirements for the applicable class. Investors will not be charged any fees by the Fund for such exchanges. Ongoing fees and expenses incurred by a given class will differ from those of other share classes, and an investor receiving new Common Shares in an exchange may be subject to lower total expenses charged by the Fund following such exchange. Exchange transactions will be effected only into an identically registered account. While exchange transactions will generally not be treated as a redemption for federal income tax purposes, investors should consult their tax advisors as to the federal, foreign, state and local tax consequences of an exchange. The Fund also reserves the right to revise or terminate the exchange privilege, limit the amount or number of exchanges or reject any exchange.
Other Terms of Common Shares
We will cease paying the shareholder servicing and/or distribution fee on the Class S shares and Class D shares on the earlier to occur of the following (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of the Offering on which, in the aggregate, underwriting compensation from all sources in connection with the Offering, including selling commissions, the shareholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. In addition, consistent with the exemptive relief allowing us to offer multiple classes of shares, at the end of the month in which the Intermediary Manager in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and shareholder servicing and/or distribution fees paid with respect to shares held in a common shareholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such shares (or a lower limit as determined by the Intermediary Manager or the applicable selling agent), we will cease paying the shareholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such common shareholder’s account. We may modify this requirement if permitted by applicable exemptive relief. At the end of such month, the applicable Class S shares or Class D shares in such common shareholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S or Class D shares. In addition, immediately before any liquidation, dissolution or winding up, each Class S share and Class D share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.
Preferred Shares
Under the terms of the Declaration of Trust, our board of trustees may authorize us to issue preferred shares in one or more classes or series without shareholder approval, to the extent permitted by the Investment Company Act. The board of trustees has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. If we issue preferred shares, we will make any required disclosure to shareholders. We will not offer preferred shares to our investment adviser or our affiliates except on the same terms as offered to all other shareholders.
Preferred shares could be issued with terms that would adversely affect the shareholders, provided that we may not issue any preferred shares that would limit or subordinate the voting rights of holders of our Common Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the Investment Company Act. The Investment Company Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to common shares and before any purchase of common shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred shares, if any are issued, must be entitled as a class voting separately to elect two trustees at all times and to elect a majority of the trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the Investment Company Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred shares (as determined in accordance with the Investment Company Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.
The issuance of any preferred shares must be approved by a majority of our independent trustees not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.
Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses
Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Our Declaration of Trust provides that our trustees will not be liable to us or our common shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law. Our Declaration of Trust provides for the indemnification of any person to the full extent permitted, and in the manner provided, by Delaware law. In accordance with the Investment Company Act, we will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.
Pursuant to our Declaration of Trust and subject to certain exceptions described therein, we will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer, employee, controlling person or agent of the Fund or the investment adviser or its controlling person and who is made or threatened to be made a party to the proceeding by reason of their service in that capacity or (ii) any individual who, while a trustee or officer of the Fund, or our investment adviser or its controlling person, and at the request of the Fund, serves or has served as a trustee, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of their service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee, as the case may be, and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
We will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless (i) the Indemnitee determines in good faith that the course of conduct that caused the loss or liability was in the best interest of the Fund, (ii) the Indemnitee was acting on behalf of or performing services for the Fund, (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is a trustee (other than an independent trustee), officer, employee, controlling person or agent of the Fund or investment adviser or its controlling person, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an independent trustee, and (iv) such indemnification or agreement to hold harmless is recoverable only out of assets of the Fund and not from the shareholders.
In addition, the Declaration of Trust permits the Fund to advance reasonable expenses to an Indemnitee or an affiliate of our investment adviser who is not otherwise an Indemnitee, and we will do so in advance of final disposition of a proceeding (a) if the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund, (b) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Fund acting in their capacity as such, a court of competent jurisdiction approves such advancement and (c) upon the Fund’s receipt of (i) a written affirmation by such person of their good faith belief that they have met the standard of conduct necessary for indemnification by the Fund and (ii) a written undertaking by them or on their behalf to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the standard of conduct was not met.
In addition to the indemnification provided for in our Declaration of Trust, we have entered into indemnification agreements with each of our current trustees and certain of our officers and with members of the Investment Committee and we intend to enter into indemnification agreements with each of our future trustees, members of our Investment Committee and certain of our officers. The indemnification agreements attempt to provide these trustees, officers and other persons the maximum indemnification permitted under Delaware law and the Investment Company Act. The agreements provide, among other things, for the advancement of expenses and indemnification for liabilities that such person may incur by reason of their status as a present or former trustee or officer or member of the Investment Committee in any action or proceeding arising out of the performance of such person’s services as a present or former trustee or officer or member of the Investment Committee.
Delaware Law and Certain Declaration of Trust Provisions
Organization and Duration
We were formed in Delaware on March 15, 2022, and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.
Purpose
Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.
Our Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. Our board of trustees may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares; our board of trustees may, without shareholder action, amend our Declaration of Trust to increase the number of our Common Shares, of any class or series, that we will have authority to issue; and our Declaration of Trust provides that, while we do not intend to list our Common Shares on any securities exchange, if any class of our Common Shares is listed on a national securities exchange, our board of trustees will be divided into three classes of trustees serving staggered terms of three years each. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of trustees. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Sales and Leases to the Fund
Our Declaration of Trust provides that, unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, we may not purchase or lease assets in which our investment adviser or any of its affiliates have an interest unless, as provided by the Omnibus Guidelines adopted by the North American Securities Administrators Association on May 7, 2007 (the “Omnibus Guidelines”), all of the following conditions are met: (a) the transaction occurred at the formation of the Fund and is fully disclosed to the shareholders in a prospectus or in a periodic report; and (b) the assets are sold or leased upon terms that are reasonable to us and at a price not to exceed the lesser of cost or fair market value as determined by an independent expert. However, our investment adviser may purchase assets in its own name (and assume loans in connection) and temporarily hold title, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for us, or the completion of construction of the assets, so long as all of the following conditions are met: (i) the assets are purchased by us at a price no greater than the cost of the assets to our investment adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired will be treated as belonging to us; and (iii) there are no other benefits arising out of such transaction to our investment adviser apart from compensation otherwise permitted by the Omnibus Guidelines.
Sales and Leases to our Investment Adviser, trustees or Affiliates
Our Declaration of Trust provides that, unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, we may not sell assets to our investment adviser or any of its affiliates unless such sale is approved by the holders of a majority of our outstanding Common Shares. Our Declaration of Trust also provides that, unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, we may not lease assets to our investment adviser, any trustee or any affiliate thereof unless, as provided by the Omnibus Guidelines all of the following conditions are met: (a) the transaction occurred at the formation of the Fund and is fully disclosed to the shareholders in a prospectus or in a periodic report; and (b) the terms of the transaction are fair and reasonable to us.
Loans
Our Declaration of Trust provides that the Fund may not loan money to our investment adviser or any of its affiliates.
Commissions on Financing, Refinancing or Reinvestment
Our Declaration of Trust provides that, unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, we generally may not pay, directly or indirectly, a commission or fee to our investment adviser or any of its affiliates in connection with the reinvestment of cash available for distribution, available reserves, or the proceeds of the resale, exchange or refinancing of assets.
Lending Practices
Our Declaration of Trust provides that, with respect to financing made available to us by our investment adviser, our investment adviser may not receive interest in excess of the lesser of our investment adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. Our investment adviser may not impose a prepayment charge or penalty in connection with such financing and our investment adviser may not receive points or other financing charges. In addition, our investment adviser is prohibited from providing financing to us with a term in excess of 12 months.
Number of trustees; Vacancies; Removal
Our Declaration of Trust provides that the number of trustees will be set by our board of trustees in accordance with our bylaws. Our bylaws provide that a majority of our entire board of trustees may at any time increase or decrease the number of trustees. Our Declaration of Trust provides that the number of trustees generally may not be less than three. Except as otherwise required by applicable requirements of the Investment Company Act and as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, pursuant to an election under our Declaration of Trust, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected by our shareholders and qualified, or until his or her earlier resignation, removal from office, death or incapacity, subject to any applicable requirements of the Investment Company Act. Independent trustees will nominate replacements for any vacancies among the independent trustees’ positions.

Our Declaration of Trust provides that a trustee may be removed (i) for cause by a majority of the remaining trustees (or in the case of the removal of a trustee that is not an interested person, a majority of the remaining trustees that are not interested persons); or (ii) with or without cause upon a vote by the holders of more than 50% of the outstanding shares entitled to vote.
We have a total of seven members of our board of trustees, four of whom are independent trustees. Our Declaration of Trust provides that a majority of our board of trustees must be independent trustees except for a period of up to 60 days after the death, removal or resignation of an independent trustee pending the election of their successor. Each trustee will serve an initial term that will expire at the annual meeting of shareholders held in 2026, and following such initial term, at the annual meeting of shareholders each third year thereafter. Each trustee’s term will extend until his or her successor is duly elected by our shareholders or qualified. Each trustee may be reelected to an unlimited number of succeeding terms successor is duly elected by our shareholders or qualified. While we do not intend to list our Common Shares on any securities exchange, if any class of our Common Shares is listed on a national securities exchange, our board of trustees will be divided into three classes of trustees serving staggered terms of three years each.
Action by Shareholders
Our bylaws provide that shareholders will only have voting rights as required by the Investment Company Act or as otherwise provided for in the Declaration of Trust. Under our bylaws, the Fund is required to hold an annual meeting of shareholders each year. Special meetings may be called by a majority of the independent trustees and our chief executive officer (or one of our co-chief executive officers, as the case may be), and will be limited to the purposes for any such special meeting set forth in the notice thereof. In addition, our Declaration of Trust provides that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the secretary of the Fund to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast not less than 10% of all the votes entitled to be cast on such matter at such meeting. At any meeting of shareholders, the presence in person or by proxy of shareholders of the Fund holding 50% of the outstanding shares of the Fund will constitute a quorum, except with respect to any matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of shares, in which case the presence in person or by proxy of holders representing 50% of the outstanding shares of such class will constitute a quorum.
With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of trustees or (3) provided that the board of trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Declaration of Trust.
Our Declaration of Trust also provides that, subject to the mandatory provisions of any applicable laws or regulations or other provisions of the Declaration of Trust, the following actions may be taken by the shareholders, without concurrence by our board of trustees or our investment adviser, upon a vote by the holders of more than 50% of the outstanding shares entitled to vote to:
•modify the Declaration of Trust;
•remove our investment adviser or appoint a new investment adviser;
•remove any trustee with or without cause;
•dissolve the Fund; or
•sell all or substantially all of our assets other than in the ordinary course of business.
The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our board of trustees a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our Declaration of Trust does not give our board of trustees any power to disapprove shareholder nominations for the election of trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our common shareholders.
Our investment adviser and board of trustees, as applicable, may not, without the approval of a vote by the holders of more than 50% of the outstanding shares entitled to vote on such matters:

•modify our Declaration of Trust except for amendments which do not materially alter or change the powers, preferences, or special rights of the Fund’s Common Shares so as to affect them adversely;
•voluntarily withdraw as our investment adviser unless such withdrawal would not affect our tax status and would not materially alter or change powers, preferences or special rights of the Fund’s Common Shares so as to affect them adversely;
•appoint a new investment adviser (other than a sub-adviser pursuant to the terms of our investment advisory and management agreement and applicable law);
•sell all or substantially all of our assets other than in the ordinary course of business; or
•cause the merger or similar reorganization of the Fund.
Additionally, the investment adviser may not amend the investment advisory and management agreement except for amendments which do not materially alter or change the powers, preferences, or special rights the Fund’s Common Shares so as to affect them adversely.
Amendment of the Declaration of Trust and Bylaws
Except for amendments to our Declaration of Trust which materially alter or change the powers, preferences, or special rights of the Fund’s Common Shares so as to affect them adversely, our Declaration of Trust provides that our board of trustees may amend our Declaration of Trust without any vote of our common shareholders. Our Declaration of Trust provides that our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Actions by the Board Related to Merger, Conversion, Reorganization or Dissolution
The Fund may, following the receipt of any applicable approval of holders of our outstanding shares pursuant to our Declaration of Trust, cause our investment adviser to, approve a merger, conversion, consolidation or other reorganization of the Fund, provided that the resulting entity is a business development company under the Investment Company Act. The Fund will not permit our investment adviser or our board of trustees to cause the merger or other reorganization of the Fund without the affirmative vote by the holders of more than 50% of the outstanding shares of the Fund entitled to vote on the matter. The Fund may be dissolved at any time, without the approval of the holders of our outstanding Common Shares, unless such shareholder approval is required in connection with the sale of all or substantially all of our assets. In such case, the Fund may be dissolved upon the affirmative vote by the holders of more than 50% of the outstanding shares of the Fund entitled to vote on the matter.
Unless otherwise expressly provided in our Declaration of Trust, in the event of any liquidation, dissolution or winding up of the Fund, whether voluntary or involuntary, the holders of all classes of Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Fund (as such liability may affect one or more of the classes of Common Shares), to share ratably in the remaining net assets of the Fund.
Derivative Actions
No person, other than a trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Fund.
In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Fund only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the board of trustees to bring the subject action unless an effort to cause the board of trustees to bring such an action is not likely to succeed; and a demand on the board of trustees shall only be deemed not likely to succeed and therefore excused if a majority of the board of trustees, or a majority of any committee established to consider the merits of such action, is composed of board of trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the board of trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the board of trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and, except for claims arising under federal or state securities laws, may require an undertaking by the shareholders making such request to reimburse the Fund for the expense of any such advisors in the event that the board of trustees determine not to bring such action. Clause (i), above, does not apply to claims arising under federal or state securities laws. For purposes of this paragraph, the board of trustees may designate a committee of one or more trustees to consider a shareholder demand.
Direct Actions
In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may only bring a direct action against the Fund or its trustees if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the trustees to bring the subject action unless an effort to cause the trustees to bring such an action is not likely to succeed; and a demand on the trustees shall only be deemed not likely to succeed and therefore excused if a majority of the trustees, or a majority of any committee established to consider the merits of such action, is composed of trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) of this paragraph, the trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the trustees shall be entitled to retain counsel or other advisors in considering the merits of the request. Clause (i) of this paragraph shall not apply to claims arising under federal or state securities laws.
Exclusive Delaware Jurisdiction
Each trustee, each officer, each shareholder and each other person legally or beneficially owning a share or an interest in a share of the Fund (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Fund, the Delaware Statutory Trust Statute, the Declaration of Trust, or the bylaws or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or bylaws, (B) the duties (including fiduciary duties), obligations or liabilities of the Fund to the shareholders or the board of trustees, or of officers or the board of trustees to the Fund, to the shareholders or each other, (C) the rights or powers of, or restrictions on, the Fund, the officers, the board of trustees or the shareholders, (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Fund pursuant to Section 3809 of the Delaware Statutory Trust Statute, (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute, the Declaration of Trust or the bylaws relating in any way to the Fund or (F) the federal securities laws of the United States, including, without limitation, the Investment Company Act, or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. The limitations set forth in this paragraph do not apply to claims arising under federal or state securities laws or the rules and regulations thereunder.
Determinations by Our Board of Trustees
Our Declaration of Trust contains a provision that codifies the authority of our board of trustees to manage our business and affairs. This provision enumerates certain matters and states that the determination as to any such enumerated matters made by or pursuant to the direction of our board of trustees (consistent with our Declaration of Trust) is final, conclusive, and binding upon us and our shareholders. This provision does not alter the duties our board of trustees owes to us or our shareholders pursuant to our Declaration of Trust and under Delaware law. Further, it would not restrict the ability of a shareholder to challenge an action by our board of trustees which was taken in a manner that is inconsistent with our Declaration of Trust or the board of trustees’ duties under Delaware law or which did not comply with the requirements of the provision.
Construction and Governing Law
Our Declaration of Trust provides that the Declaration of Trust and the bylaws, and the rights and obligations of the trustees and common shareholders, shall be governed by and construed and enforced in accordance with the Delaware Statutory Trust Act and the laws of the State of Delaware. Under the terms of our Declaration of Trust, to the fullest extent permitted by law, our common shareholders and the board of trustees of the Fund will be deemed to have waived any non-mandatory rights of beneficial owners or trustees under the Delaware Statutory Trust Act or general trust law, and the Fund, our common shareholders, and the trustees (including the Delaware Trustee) shall not be subject to any applicable provisions of law pertaining to trusts that, in a manner inconsistent with the express terms of our Declaration of Trust or Bylaws, relate to or regulate (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust,(iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of trustees as set forth or referenced in our Declaration of Trust.
Restrictions on Roll-Up Transactions
In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, we will obtain an appraisal of all of our properties from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with us and must be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us, who is qualified to perform such work. In connection with a roll-up transaction, our assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of our assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for our benefit and the benefit of our common shareholders. We will include a summary of the appraisal, indicating all material assumptions underlying the appraisal, in a report to the shareholders in connection with the proposed roll-up transaction. If the appraisal or a fairness opinion with respect to the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal and such fairness opinion will be filed with the SEC and the states as an exhibit to the registration statement for the offering.
In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to the shareholders who vote against the proposal a choice of:
•accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or one of the following:
•remaining as shareholders and preserving their interests in us on the same terms and conditions as existed previously; or
•receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed roll-up transaction:
•which would result in shareholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in our Declaration of Trust, including rights with respect to the election and removal of directors, annual and special meetings, amendments to our Declaration of Trust and our dissolution;
•which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of Common Shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;
•in which shareholders’ rights to access to records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in our Declaration of Trust; or
•in which we would bear any of the costs of the roll-up transaction if the shareholders reject the roll-up transaction; or unless the organizational documents of the entity that would survive the roll-up transaction provide that neither its adviser nor its dealer-manager may vote or consent on matters submitted to its shareholders regarding the removal of its adviser or any transaction between it and its adviser or any of its affiliates.
Access to Records
Any common shareholder is and will be permitted access to all of our records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of our common shareholders, along with the number of Common Shares held by each of them, is maintained as part of our books and records and will be available for inspection by any common shareholder or the shareholder’s designated agent at our office. The shareholder list is updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any common shareholder who requests the list within ten days of our receipt of the request. A shareholder may request a copy of the shareholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication.
A shareholder may also request access to any other corporate records. If a proper request for the shareholder list or any other corporate records is not honored, then the requesting shareholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder will not have the right to, and we may require a requesting shareholder to represent that it will not, secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder’s interest in our affairs. We may also require that such shareholder sign a confidentiality agreement in connection with the request.
Reports to Shareholders
Within 60 days after each fiscal quarter, we will distribute or make available by any reasonable means our quarterly report on Form 10-Q to all shareholders of record. In addition, we will distribute or make available by any reasonable means our annual report on Form 10-K to all shareholders within 120 days after the end of each calendar year, which must contain, among other things, a breakdown of the expenses reimbursed by us to our investment adviser. These reports will also be available on our website at https:// areswmsresources.com/investment-solutions/asif/ and on the SEC’s website at www.sec.gov. Information contained on our website is not incorporated by reference into this exhibit and such information should not be considered to be part of this exhibit.
Subject to availability, a shareholder may authorize us to provide prospectuses, prospectus supplements, annual reports and other information, or documents, electronically by so indicating on the shareholder’s subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless a shareholder elects in writing to receive documents electronically, all documents will be provided in paper form by mail. A shareholder must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available on our website. A shareholder may access and print all documents provided through this service. As documents become available, we will notify the shareholder of this by sending an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact the shareholder to obtain an updated e-mail address. If we are unable to obtain a valid e-mail address for the shareholder, we will resume sending a paper copy by regular U.S. mail to such shareholder’s address of record. A shareholder may revoke its consent for electronic delivery at any time and we will resume sending such shareholder a paper copy of all required documents. However, in order for us to be properly notified, the shareholder’s revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide a shareholder with paper copies at any time upon request. Such request will not constitute revocation of a shareholder’s consent to receive required documents electronically.
Conflict with the Investment Company Act
Our Declaration of Trust provides that, if and to the extent that any provision of Delaware law, or any provision of our Declaration of Trust conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.